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                                                                    NEWS RELEASE




CenturyALUMINUM




CENTURY TO RAISE STAKE IN SOUTH CAROLINA REDUCTION PLANT TO 49.67%

         Monterey, CA, February 7, 2000 - Century Aluminum Company (NASDAQ:
CENX) and Xstrata AG (XTRZ.S) have reached agreement in principle for Century to acquire Xstrata's 23-percent share in the 215,000-metric-ton-per-year (mtpy) primary aluminum plant at Mt. Holly, SC.

         The total purchase consideration is $95 million. The transaction is subject to corporate and regulatory approvals. The transaction is expected to be completed by the end of the first quarter of 2000.

         The acquisition would raise Century's ownership in the plant to 49.67 percent. The remainder is owned by Alcoa, Inc., the plant's managing partner. With the acquisition, Century would own a total of 275,000 mtpy of primary aluminum capacity at two locations.

         Announcing the transaction, Century Chairman Craig A. Davis said, "This transaction is the first step in our strategy to increase Century's participation in the primary aluminum business. We continue to look at primary aluminum opportunities throughout the world and believe that this transaction will enhance our ability to conclude other acquisitions. We are pleased to begin this process with such a first-rate facility as the Mt. Holly plant and with a strong managing partner in Alcoa.

         "The transaction will be immediately accretive to earnings, it will broaden our business base and lower our average production costs. In addition, Century will not incur any new selling or administrative costs, which supports our cost-reduction strategy."

         Mr. Davis also reported that Century would enter into a 10-year contract to sell 50,000 mt a year of P1020 primary aluminum to Glencore International AG upon completion of the acquisition. Glencore is the world's largest metals trader and owns 39.2 percent of the outstanding shares of Century common stock.

         Xstrata is a diversified natural resources group based in Switzerland that is involved in energy, forestry, metals and minerals. Commenting on the proposed sale, Daniel J. Sauter, chief executive officer, said, "The sale of our interest in the Mt. Holly plant to Century is in line with Xstrata's stated strategy to concentrate its resources on the Group's core activities as a leading producer of ferrochrome and vanadium."


                                                        Century Aluminum Company
                                                        25ll Garden Road
                                                        Building A, Suite 200
                                                        Monterey, CA 93940
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Background Information

         In September 1999, Century sold its aluminum rolling assets at Ravenswood, WV to Pechiney SA, a major French integrated aluminum producer. At the time, Century reported that the proceeds from the sale would be used to retire debt and acquire additional primary aluminum capacity. Century continues to own and operate a 168,000 mtpy primary aluminum plant at Ravenswood. The plant supplies molten aluminum to Pechiney under a long-term contract.

         The Mt. Holly plant is the newest primary aluminum facility in the United States. The plant has two lines with a total of 360 cells. The cast house includes four vertical casters, one horizontal caster, two homoginizers, and three billet saws. Production is cast into T-ingots or alloyed and cast into higher value products, such as rolling and foundry ingot and extrusion billet.

         Note: Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

Editorial contact: A. T. Posti 831/642-9364